Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86012) pertaining to AmerisourceBergen Corporation of our report dated June 28, 2002, with respect to the financial statements and schedule of the PharMerica, Inc. 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Tampa, Florida
June 28, 2002